SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report
(Date of earliest event reported) April 15, 2002
                                  --------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On April 16, 2002, a news release was issued on the subject of first quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following is the first quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated April 15, 2002.


          GENERAL MOTORS EARNS $791 MILLION, OR $1.39 PER SHARE IN THE
                FIRST QUARTER, EXCLUDING SPECIAL ITEMS AND HUGHES

      - REPORTED NET INCOME TOTALS $228 MILLION, OR $0.57 PER SHARE

      - STRONG CASH FLOW AND NET LIQUIDITY IMPROVEMENTS

      - $5.00 EARNINGS PER SHARE EXPECTED FOR 2002, EXCLUDING HUGHES AND SPECIAL ITEMS

      DETROIT -- Strong vehicle sales and improved product mix in North America and a continued focus on cost reduction were key drivers of improved earnings and robust cash generation for General Motors Corp. (NYSE: GM, GMH) in the first quarter of 2002. GM today reported that it earned $791 million, or $1.39 diluted earnings per share of GM $1-2/3 par value common stock, on revenue of $44.3 billion in the first quarter, excluding special items and Hughes. That compares with $321 million, or $0.57 per share, on revenue of $40.7 billion in the first quarter of 2001, also excluding special items and Hughes.

      Including special items and Hughes, GM's first-quarter 2002 reported net income totaled $228 million, or $0.57 per share on revenue of $46.3 billion. First-quarter-2002 results included a restructuring charge of $407 million after-tax, or $0.72 per share, related to improving the competitiveness of GM's automotive operations in Europe. In addition, there were three special items at Hughes that had a total net unfavorable effect of $10 million after taxes. GM's results in the first quarter compare with $237 million, or $0.53 per share, on revenue of $42.6 billion in the first quarter of 2001. The first-quarter-2001 results included the $12 million, or $0.03 per share, favorable effect of the initial adoption of an accounting change (SFAS No. 133) relating to the treatment of derivatives.

      Hughes had a net loss of $156 million in the first quarter of 2002, or $0.10 per share of GM $1-2/3 par value common stock, including the above-mentioned special items.

      GM financial results described throughout the remainder of this release exclude special items unless otherwise noted (see Highlights).

      "We are encouraged by the first-quarter performance at GM North America and GMAC," said GM Chairman Jack Smith. "We continue to focus on great products and improving our competitiveness. Momentum is on our side and we plan to build on our success."

      "Strong vehicle sales in North America coupled with cost reductions drove our profit improvements," said Rick Wagoner, president and chief executive officer. "The quality of our market share keeps improving with a richer mix of more-profitable vehicles and a higher percentage of retail sales."

      Strong automotive cash generation contributed to a significant improvement in GM's cash position and net liquidity. Cash, marketable securities, and assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in short-term fixed-income securities, excluding Hughes, totaled $17.3 billion at March 31, 2002, compared with $11.5 billion at Dec. 31, 2001. The increase is primarily attributable to the approximately $3.7 billion in proceeds from the recent convertible bond issuance and cash generation from automotive operations. Net liquidity, excluding Hughes, improved to $2.3 billion, an increase of $1.3 billion from year-end 2001, reflecting the cash flow from automotive operations.

      As a result of the strong cash position, GM took action in early April to further strengthen its balance sheet, making a $2.2 billion cash contribution to its U.S. hourly pension plan.

                            GM AUTOMOTIVE OPERATIONS

      GM's global automotive operations earned $467 million in the first quarter of 2002, compared with $20 million in the prior-year period. Global production increased approximately 3.7 percent in the first quarter, compared with the same period in 2001. Strong performance in North America was partially offset by GM's European operations, which have not yet realized full benefit from the current restructuring.

      "The competitive landscape continues to be very challenging in all regions, but our improving results show that we are on the right course," Wagoner said. "We intend to continue our steady drumbeat of innovative new products around the globe to build upon our momentum in the marketplace."

      GM North America (GMNA) posted a substantial increase in income, earning $625 million in the first quarter of 2002, compared with $120 million in the first quarter of 2001. Production volume increased 11.4 percent, with trucks growing to about 56 percent of total production, compared with about 52 percent in the first quarter of 2001. GM's overall U.S. market share was relatively stable at 28.3 percent in the quarter, however higher-profit retail sales increased significantly. GM estimates that its retail vehicle share increased about 1 percentage point, driven by a 4 percentage-point jump in truck retail share.

      GM Europe (GME) had a loss of $125 million in the first quarter of 2002, excluding the restructuring charge, compared with a loss of $86 million in the prior-year period. The increased loss at GME was primarily attributable to a 15 percent reduction in production volume, and was only partially offset by reductions in material and structural costs. The restructuring charge of $407 million after taxes for the Project Olympia turnaround plan included employee separations, asset write-downs, and streamlining the dealer network.

      "The restructuring of our European operations, combined with our aggressive new product programs, will strengthen our brands and improve the efficiency of our operations and distribution system," Wagoner said. "We know we must make significant progress in Europe, and we're working hard to make it happen."

      GM Asia-Pacific earned $7 million in the first quarter of 2002, compared with a loss of $20 million in the first quarter last year. Increased equity earnings from alliance partners and favorable mix were primary factors. GM Latin America/Africa/Mid-East (GMLAAM) recorded a loss of $40 million in the first quarter of 2002, compared with earnings of $6 million in the first quarter of 2001. Steady production volume and increased market share were more than offset by the continuing effect of the Argentina currency devaluation, economic pressures, and unfavorable product mix in Brazil.

                                      GMAC

      General Motors Acceptance Corporation (GMAC) earned $439 million in the first quarter of 2002, up 2 percent from the prior-year period when earnings totaled $431 million. These results reflect a significant increase in earnings from mortgage operations, with continued strong origination volumes in both the residential and commercial sectors.

      Income from automotive financing operations declined due to higher credit losses and unfavorable borrowing spreads, which were only partially offset by strong retail asset growth in North America. Income from insurance operations was down slightly in the quarter as lower capital gains more than offset improved underwriting results.

                                     HUGHES

      Hughes lost $146 million in the first quarter of 2002, compared with a loss of $96 million in the prior-year quarter, primarily because of the cost of adding DIRECTV subscribers. Hughes revenues increased 6.5 percent to $2.0 billion. Total DIRECTV subscriptions increased approximately 374,000 from the fourth quarter of 2001 to 12.2 million.

                                  LOOKING AHEAD

      As a result of stronger-than-expected U.S. industry sales in the first quarter and improving economic indicators, General Motors is now forecasting total U.S. industry vehicle sales to be approximately 16.5 million units in 2002. GM's U.S. dealer inventories remain lean at approximately 1 million units, and second-quarter North American production is expected to increase approximately 10 percent over the second quarter of 2001, to approximately 1.5 million units. Production for the calendar-year is expected to increase about 6 percent to more than 5.4 million units. For the second quarter of 2002, GM estimates its earnings excluding Hughes, at $2.00 per share. Calendar-year-2002 earnings are now expected to be approximately $5.00 per share, compared with prior guidance of $3.50 per share. Including Hughes, the targets are approximately $1.90 per share for the second quarter, and $4.60 per share for the calendar year.

      "We're moving in the right direction," Wagoner said. "We know we have major challenges, particularly in Europe, but we're aggressively taking actions designed to win in the market and improve our financial performance."

                                      # # #

      In this press release and related comments by General Motors management, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-15, 16) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel or interruptions in transportation systems, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)



                                                 Three Months Ended
                                                   March 31, 2002
                                               ---------------------
                                                 Net
                                                Income        EPS
                                               ---------   ---------

     Reported                                     $228       $0.57

     GME Restructuring Charge (A)                  407        0.72

     Hughes Space Shuttle Settlement (B)           (59)      (0.04)

     Hughes GECC Contractual Dispute (C)            51        0.03

     Hughes Loan Guarantee Charge (D)               18        0.01
                                                   ---        ----
     Adjusted                                     $645       $1.29
                                                   ===        ====



                                                 Three Months Ended
                                                   March 31, 2001
                                               ---------------------
                                                 Net
                                                Income        EPS
                                               ---------   ---------

     Reported                                     $237       $0.53

     SFAS 133 (E)                                  (12)      (0.03)
                                                   ---        ----
     Adjusted                                     $225       $0.50
                                                   ===        ====



     (A) The GME Restructuring Charge relates to the previously announced restructuring to improve the competitiveness of GM's automotive operations in Europe.
     (B) The Space Shuttle Settlement relates to the favorable resolution of a lawsuit that was filed against the U.S. government on March 22, 1991, based upon the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten satellites on the Space Shuttle.
     (C) The GECC Contractual Dispute relates to an expected loss associated with a contractual dispute with General Electric Capital Corporation.
     (D) The Loan Guarantee Charge relates to a loan guarantee for a Hughes Network Systems' affiliate in India.
     (E) The SFAS 133 adjustment represents the net income impact from initially adopting SFAS No. 133, Accounting for Derivatives and Hedging Activities as follows ($Mil's): GMNA $(14); GME $2; GMLAAM $(1); GMAP $(1); Hughes $(8); and GMAC $34.

                               General Motors Corporation
                          Adjusted Corporate Financial Results

                                               First Quarter
                                               -------------
                                            2002(1)        2001(1)
                                            ----            ----

   Total net sales and
     revenues ($Mil's) (2)               $46,293        $42,623
     Excluding Hughes                    $44,252        $40,706

   Consolidated net income ($Mil's)         $645           $225
     Excluding Hughes                       $791           $321

   Net margin from consolidated
     net income                              1.4%           0.5%
     Excluding Hughes                        1.8%           0.8%

   GM $1-2/3 par value earnings
     per share
     Basic EPS                             $1.32          $0.51
     Diluted EPS                           $1.29          $0.50
     Diluted EPS excluding Hughes          $1.39          $0.57

   GM Class H earnings per share
     Basic EPS                            $(0.13)        $(0.09)
     Diluted EPS                          $(0.13)        $(0.09)

   Earnings attributable to GM $1-2/3 par
     value ($Mil's)
     Consolidated net income                $645           $225
     Preferred dividends                     (24)           (28)
     Losses attributable to GM Class H       115             81
                                             ---            ---
      Total earnings attributable to
        GM $1-2/3 par value                 $736           $278
                                             ===            ===

   GM $1-2/3 par value average shares
     outstanding (Mil's)
     Basic shares                            559            548
     Diluted shares                          570            554

   Cash dividends per share of
     common stocks
     GM $1-2/3 par value                   $0.50          $0.50
     GM Class H                                -              -

   Book value per share of common
     stocks at March 31
     GM $1-2/3 par value                  $24.56         $38.23
     GM Class H                            $4.91          $7.65

   Total cash at March 31,
     excluding Hughes($Bil's) (3)          $17.3           $9.4

   Automotive, Communications Services,
     and Other Operations ($Mil's)
     Depreciation                         $1,045         $1,031
     Amortization of special tools           592            565
     Amortization of intangible assets         9             73
                                           -----          -----
      Total                               $1,646         $1,669
                                           =====          =====

   See footnotes on page 10.

                           General Motors Corporation
                       Adjusted Segment Financial Results

                                               First Quarter
                                               -------------
                                            2002(1)        2001(1)
                                             ----           ----
   (Dollars in millions)
   Total net sales and revenues
     GMNA                                $29,017        $25,106
     GME                                   5,584          6,268
     GMLAAM                                1,301          1,395
     GMAP                                  1,057          1,010
                                          ------         ------
      Total GMA                           36,959         33,779
     Hughes                                2,041          1,917
     Other                                   802            468
                                          ------         ------
      Total ACO                           39,802         36,164
                                          ------         ------
     GMAC                                  6,403          6,377
     Other Financing                          88             82
                                          ------         ------
      Total FIO                            6,491          6,459
                                          ------         ------
        Consolidated net sales
         and revenues                    $46,293        $42,623
                                          ======         ======

   Pre-tax income (loss)
     GMNA                                   $891           $216
     GME                                    (157)          (153)
     GMLAAM                                  (41)             8
     GMAP                                    (13)             -
                                           -----            ---
      Total GMA                              680             71
     Hughes (4)                             (214)          (152)
     Other                                  (188)          (146)
                                           -----            ---
      Total ACO                              278           (227)
                                           -----            ---
     GMAC                                    736            718
     Other Financing                          (2)           (14)
                                           -----            ---
      Total FIO                              734            704
                                           -----            ---
        Consolidated pre-tax income       $1,012           $477
                                           =====            ===

   Net income (loss)
     GMNA                                   $625           $120
     GME                                    (125)           (86)
     GMLAAM                                  (40)             6
     GMAP                                      7            (20)
                                             ---            ---
      Total GMA                              467             20
     Hughes (4)(5)                          (146)           (96)
     Other                                  (113)          (119)
                                             ---            ---
      Total ACO                              208           (195)
                                             ---            ---
     GMAC                                    439            431
     Other Financing                          (2)           (11)
                                             ---            ---
      Total FIO                              437            420
                                             ---            ---
        Consolidated net income             $645           $225
                                             ===            ===



   See footnotes on page 10.

                           General Motors Corporation
                Supplementary Adjusted Segment Financial Results

                                               First Quarter
                                               -------------
                                            2002(1)        2001(1)
                                            ----           ----
   (Dollars in millions)
   Income tax expense (benefit)
     GMNA                                   $254            $65
     GME                                     (26)           (64)
     GMLAAM                                   (1)             2
     GMAP                                      -             (2)
                                             ---              -
        Total GMA                           $227             $1
                                             ===              =

   Equity income (loss) and
     minority interests
     GMNA                                   $(12)          $(31)
     GME                                       6              3
     GMLAAM                                    -              -
     GMAP                                     20            (22)
                                              --             --
        Total GMA                            $14           $(50)
                                              ==             ==

   Effective income tax rate
     GMNA                                   28.5%          30.1%
     GME                                    16.6%          41.8%
     GMLAAM                                  2.4%          25.0%
     GMAP                                      -             N/A
     Total ACO                              29.0%          30.1%

   Net margins
     GMNA                                    2.2%           0.5%
     GME                                    (2.2%)         (1.4%)
     GMLAAM                                 (3.1%)          0.4%
     GMAP                                    0.7%          (2.0%)
     Total GMA                               1.3%           0.1%
     Hughes                                 (7.2%)         (5.0%)
     Total ACO                               0.5%          (0.5%)
     GMAC                                    6.9%           6.8%
     Consolidated net income                 1.4%           0.5%

   See footnotes on page 10.

                           General Motors Corporation
                              Operating Statistics

                                               First Quarter
                                               -------------
                                            2002           2001
                                            ----           ----
   (units in thousands)
   Worldwide Wholesale Sales
     United States - Cars                    499            507
     United States - Trucks                  667            567
                                           -----          -----
        Total United States                1,166          1,074
     Canada, Mexico, and Other               196            151
                                           -----          -----
        Total GMNA                         1,362          1,225
     GME                                     424            468
     GMLAAM                                  155            159
     GMAP                                    108            139
                                           -----          -----
        Total Worldwide                    2,049          1,991
                                           =====          =====
   Vehicle Unit Deliveries
     Chevrolet - Cars                        185            232
     Chevrolet - Trucks                      465            422
     Pontiac                                 118            138
     GMC                                     127            125
     Buick                                    83             86
     Oldsmobile                               43             77
     Saturn                                   57             66
     Cadillac                                 40             38
     Other                                    12             12
                                           -----          -----
        Total United States                1,130          1,196
     Canada, Mexico, and Other               180            162
                                           -----          -----
        Total GMNA                         1,310          1,358
     GME                                     435            499
     GMLAAM                                  151            164
     GMAP                                    141            127
                                           -----          -----
        Total Worldwide                    2,037          2,148
                                           =====          =====

   Market Share
     United States - Cars                   24.7%          28.9%
     United States - Trucks                 31.4%          28.0%
        Total United States                 28.3%          28.4%
     Total North America                    28.0%          28.1%
     Total Europe                            8.7%           9.4%
     Latin America (6)                      23.2%          21.3%
     Asia and Pacific                        4.1%           3.7%
        Total Worldwide                     14.6%          14.7%

   U.S. Retail/Fleet Mix
     % Fleet Sales - Cars                   24.9%          33.0%
     % Fleet Sales - Trucks                 10.3%          14.0%
      Total Vehicles                        16.4%          23.6%

   Retail Lease as % of Retail Sales
     Total Smartlease and Smartbuy           9.8%          16.5%

   Days Supply of Inventory at March 31
     United States - Cars                     73             70
     United States - Trucks                   75             95

   GMNA Capacity Utilization
    (2 shift rated)                         80.6%          70.8%

   GMNA Net Price                           (1.0%)         (1.0%)

   See footnotes on page 10.

                           General Motors Corporation
                              Operating Statistics

                                               First Quarter
                                               -------------
                                            2002           2001
                                            ----           ----

   GMAC's U.S. Cost of Borrowing            4.41%          6.36%

   Current Debt Spreads Over U.S.
     Treasuries
     2 Year                                  170 bp         145 bp
     5 Year                                  180 bp         180 bp
     10 Year                                 205 bp         210 bp

   Worldwide Employment at
     March 31, Excluding Contract (in 000's)
     United States Hourly                    124            130
     United States Salary                     42             44
                                             ---            ---
        Total United States                  166            174
     Canada, Mexico, and Other                33             34
                                             ---            ---
     GMNA                                    199            208
     GME                                      71             79
     GMLAAM                                   23             23
     GMAP                                     11             11
     Hughes                                   13             14
     GMAC                                     30             28
     Other                                    12             13
                                             ---            ---
      Total                                  359            376
                                             ===            ===

   Worldwide Payrolls ($Mil's)            $5,033         $5,002

   Footnotes:
   ---------
(1) The Q1 2002 and 2001 adjusted amounts represent the reported amounts excluding the effects of special items as detailed on page 5.
(2) The Q1 2002 and 2001 reported total net sales and revenues totaled $46,264 million and $42,615 million, respectively.
(3) Represents total cash for Automotive, Communications Services, and Other Operations, excluding Hughes, which includes cash and marketable securities, as well as $3.0 billion invested in short-term fixed income securities of the Corporation's Voluntary Employees' Beneficiary Association Trust.
(4) The Q1 2001 amount excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985. This purchase accounting adjustment is not recorded in 2002 because the related goodwill is no longer being amortized effective January 1, 2002 in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.
(5)   Excludes Hughes Series A Preferred Stock dividends payable to General
      Motors.
(6)   Latin America excludes the Middle East and Africa.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                          Three Months Ended
                                                              March 31,
                                                        ----------------------
                                                          2002          2001
                                                          ----          ----
                                                         (dollars in millions
                                                      except per share amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues                           $46,264       $42,615
                                                        ------        ------
Cost of sales and other expenses                        38,326        34,510
Selling, general, and administrative expenses            5,621         5,390
Interest expense                                         1,963         2,211
                                                        ------        ------
  Total costs and expenses                              45,910        42,111
                                                        ------        ------
Income before income taxes and minority interests          354           504
Income tax expense                                         125           208
Equity income/(loss) and minority interests                 (1)          (59)
                                                          ----          ----
  Net income                                               228           237
Dividends on preference stocks                             (24)          (28)
                                                          ----          ----
  Earnings attributable to common stocks                  $204          $209
                                                           ===           ===

Basic earnings (losses) per share
attributable to common stocks
Earnings per share attributable to $1-2/3 par value      $0.58          $0.54
                                                          ====           ====
Earnings per share attributable to Class H              $(0.14)        $(0.10)
                                                          ====           ====

Earnings (losses) per share attributable to
  common stocks assuming dilution
Earnings per share attributable to $1-2/3 par value      $0.57          $0.53
                                                          ====           ====
Earnings per share attributable to Class H              $(0.14)        $(0.10)
                                                          ====           ====

                  CONSOLIDATED STATEMENTS OF INCOME - concluded
                                   (Unaudited)
                                                          Three Months Ended
                                                               March 31,
                                                          -------------------
                                                          2002          2001
                                                          ----          ----
                                                         (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

Total net sales and revenues                           $39,773       $36,164
                                                        ------        ------
Cost of sales and other expenses                        36,211        32,494
Selling, general, and administrative expenses            3,690         3,639
                                                        ------        ------
  Total costs and expenses                              39,901        36,133
                                                        ------        ------
Interest expense                                           162           162
Net expense from transactions with
  Financing and Insurance Operations                        90           131
                                                          ----           ---
Loss before income taxes and minority interests           (380)         (262)
Income tax benefit                                        (160)          (81)
Equity income/(loss) and minority interests                 11           (36)
                                                          ----          ----
  Net loss - Automotive, Communications Services,
    and Other Operations                                 $(209)        $(217)
                                                           ===           ===


FINANCING AND INSURANCE OPERATIONS

Total revenues                                          $6,491        $6,451
                                                         -----         -----

Interest expense                                         1,801         2,049
Depreciation and amortization expense                    1,361         1,509
Operating and other expenses                             1,870         1,717
Provisions for financing and insurance losses              815           541
                                                         -----         -----
  Total costs and expenses                               5,847         5,816
                                                         -----         -----
Net income from transactions with Automotive,
  Communications Services, and Other Operations            (90)         (131)
                                                          ----          ----
Income before income taxes and minority interests          734           766
Income tax expense                                         285           289
Equity income/(loss) and minority interests                (12)          (23)
                                                          ----          ----
  Net income - Financing and Insurance Operations         $437          $454
                                                           ===           ===

                           CONSOLIDATED BALANCE SHEETS
                                                Mar. 31,               Mar. 31,
                                                 2002       Dec. 31,     2001
GENERAL MOTORS CORPORATION AND SUBSIDIARIES    (Unaudited)    2001   (Unaudited)
                                                ---------     ----    ---------
                          ASSETS                    (dollars in millions)
Automotive, Communications Services,
  and Other Operations
Cash and cash equivalents                     $14,656       $8,432      $7,445
Marketable securities                             781          790         455
                                               ------       ------      ------
  Total cash and marketable securities         15,437        9,222       7,900
Accounts and notes receivable
  (less allowances)                             5,957        5,406       6,264
Inventories (less allowances)                   9,802       10,034      11,885
Equipment on operating leases - net             3,675        4,524       5,365
Deferred income taxes and other
  current assets                                7,974        7,877       8,421
                                              -------      -------     -------
  Total current assets                         42,845       37,063      39,835
Equity in net assets of nonconsolidated
  associates                                    4,871        4,950       4,271
Property - net                                 34,443       34,908      34,081
Intangible assets - net                        13,745       13,721       7,563
Deferred income taxes                          22,826       22,294      14,806
Other assets                                   16,939       17,274      31,290
                                              -------     --------    --------
  Total Automotive, Communications Services,
    and Other Operations assets               135,669      130,210     131,846
Financing and Insurance Operations
Cash and cash equivalents                       4,393       10,123       6,209
Investments in securities                      11,874       10,669      10,107
Finance receivables - net                     103,327       99,813      87,845
Investment in leases and other receivables     33,177       34,618      36,386
Other assets                                   36,240       36,979      29,041
Net receivable from Automotive, Communications
   Services, and Other Operations                 477        1,557       1,380
                                              -------      -------     -------
  Total Financing and Insurance
    Operations assets                         189,488      193,759     170,968
                                              -------      -------     -------
Total assets                                 $325,157     $323,969    $302,814
                                              =======      =======     =======

               LIABILITIES AND STOCKHOLDERS' EQUITY

Automotive, Communications Services,
   and Other Operations
Accounts payable (principally trade)          $19,367      $18,297     $18,587
Loans payable                                   1,591        2,402       2,052
Accrued expenses                               34,352       34,090      33,861
Net payable to Financing and Insurance
  Operations                                      477        1,557       1,380
                                               ------       ------      ------
  Total current liabilities                    55,787       56,346      55,880
Long-term debt                                 16,797       10,726       8,510
Postretirement benefits other than pensions    34,719       34,515      33,416
Pensions                                       11,072       10,790       3,386
Other liabilities and deferred income taxes    13,741       13,794      15,109
                                              -------      -------     -------
  Total Automotive, Communications Services,
    and Other Operations liabilities          132,116      126,171     116,301
Financing and Insurance Operations
Accounts payable                                8,098        7,900       6,669
Debt                                          148,082      153,186     135,334
Other liabilities and deferred income taxes    16,519       16,259      14,366
                                              -------      -------     -------
  Total Financing and Insurance
    Operations liabilities                    172,699      177,345     156,369
                                              -------      -------     -------
    Total liabilities                         304,815      303,516     272,670
Minority interests                                766          746         702
General Motors - obligated
  mandatorily redeemable preferred
  securities of subsidiary trusts
  holding solely junior
  subordinated debentures of General Motors
    Series G                                        -            -         139
Stockholders' equity
$1-2/3 par value common stock (issued,
  560,498,859; 559,044,427;
  and 548,924,480 shares)                         934          932         915
Class H common stock (issued, 877,794,882;
  877,505,382; and 875,728,294 shares)             88           88          88
Capital surplus (principally additional
  paid-in capital)                             21,589       21,519      21,105
Retained earnings                               9,387        9,463      10,053
                                               ------       ------      ------
    Subtotal                                   31,998       32,002      32,161
Accumulated foreign currency
  translation adjustments                      (3,014)      (2,919)     (2,992)
Net unrealized loss on derivatives               (256)        (307)       (121)
Net unrealized gains on securities                428          512         300
Minimum pension liability adjustment           (9,580)      (9,581)        (45)
                                               ------       ------       -----
    Accumulated other comprehensive loss      (12,422)     (12,295)     (2,858)
                                               ------       ------      ------
      Total stockholders' equity               19,576       19,707      29,303
                                              -------      -------     -------
Total liabilities and stockholders' equity   $325,157     $323,969    $302,814
                                              =======      =======     =======



                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (Unaudited)

                                                       Three Months Ended March 31,
                                          --------------------------------------------------------
                                                      2002                         2001
                                          --------------------------     -------------------------
                                          Automotive,      Financing     Automotive,     Financing
                                          Comm.Serv.          and        Comm.Serv.         and
                                           and Other       Insurance     and Other       Insurance
                                          ----------       ---------     ----------      ---------
                                                            (dollars in millions)
Net cash provided by (used in)
  operating activities                       $2,989         $4,268          $873           $(153)

Cash flows from investing activities
Expenditures for property                    (1,888)           (16)       (2,078)            (19)
Investments in marketable securities
  - acquisitions                               (399)       (19,557)         (279)         (7,225)
Investments in marketable securities
  - liquidations                                408         18,391           985           6,713
Mortgage servicing rights - acquisitions          -           (622)            -            (447)
Finance receivables - acquisitions                -        (54,936)            -         (50,804)
Finance receivables - liquidations                -         22,564             -          34,521
Proceeds from sales of finance receivables        -         28,366             -          19,968
Operating leases - acquisitions                (968)        (2,942)       (1,748)         (2,850)
Operating leases - liquidations               1,718          2,258         1,925           2,481
Investments in companies, net of cash acquired  (39)          (122)         (548)           (116)
Other                                           547            287          (824)            503
                                                ---         ------        ------          ------
Net cash (used in) provided by
  investing activities                         (621)        (6,329)       (2,567)          2,725
                                                ---          -----         -----           -----

Cash flows from financing activities
Net decrease in loans payable                  (811)        (5,852)         (156)        (16,857)
Long-term debt - borrowings                   6,414          7,270         2,041          22,518
Long-term debt - repayments                    (392)        (6,168)         (947)         (3,770)
Proceeds from issuing common stocks              50              -            33               -
Proceeds from sales of treasury stocks           19              -             -               -
Cash dividends paid to stockholders            (304)             -          (301)              -
                                              -----         ------           ---           -----
Net cash provided by (used in)
  financing activities                        4,976         (4,750)          670           1,891
                                              -----          -----           ---           -----

Effect of exchange rate changes on cash
  and cash equivalents                          (40)             1           (59)            (10)
Net transactions with Automotive/
  Financing Operations                       (1,080)         1,080          (591)            591
                                              -----          -----         -----          ------
Net increase (decrease) in cash
  and cash equivalents                        6,224         (5,730)       (1,674)          5,044
Cash and cash equivalents at
  beginning of the period                     8,432         10,123         9,119           1,165
                                             ------         ------         -----           -----
Cash and cash equivalents at
  end of the period                         $14,656         $4,393        $7,445          $6,209
                                             ======          =====         =====           =====



              HUGHES REPORTS FIRST QUARTER 2002 FINANCIAL RESULTS

Strong DIRECTV U.S. Performance for the Third Consecutive Quarter Drives Results

      El Segundo, Calif., April 15, 2002 -- Hughes Electronics Corporation, the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported first quarter 2002 revenues increased 7.7% to $2,038.2 million, compared with $1,893.0 million in the first quarter of 2001. EBITDA1 for the quarter was $134.2 million and EBITDA margin1 was 6.6%, compared with the first quarter of 2001 EBITDA of $113.2 million and EBITDA margin of 6.0%.

      "For three consecutive quarters, DIRECTV U.S. has exceeded subscriber growth expectations while delivering on its commitment to improve the financial returns on every subscriber we add to our service," said Jack A. Shaw, HUGHES' president and chief executive officer. "Recognizing that we had a number of unusual items in the quarter, both positive and negative, I am pleased that our new strategies are paying off and are resulting in stronger operational performance,"

      Shaw added, "At the top line, due to its continued strong subscriber growth, DIRECTV U.S. generated nearly $1.5 billion of revenue, representing an 11% growth rate over 2001. Even with our best-ever first quarter performance in terms of gross subscriber additions, DIRECTV U.S. had strong EBITDA primarily due to its continued aggressive cost-cutting and churn mitigation efforts. PanAmSat also contributed to our strong EBITDA performance with an EBITDA margin of 73%, its highest level since 1999."

      Included in the first quarter of 2002 was a $95 million one-time EBITDA gain based on the favorable resolution of a lawsuit filed against the U.S. government on March 22, 1991. The lawsuit was based upon the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten satellites on the Space Shuttle. Also impacting the quarter was a charge of $83 million to provide for losses associated with a contractual dispute with General Electric Capital Corporation (see the Direct-To-Home Broadcast segment for more details). Of this amount, $56 million was recorded against EBITDA, and the remaining $27 million was recorded as interest expense. The $95 million gain and the $56 million charge are included in the Consolidated Statements of Operations in "Selling, general and administrative expenses." In addition, DIRECTV Latin America recognized an EBITDA loss of approximately $32 million due to the devaluation of the Argentinean peso.

      HUGHES had a first quarter 2002 net loss of $156.4 million compared to a net loss of $105.3 million in the same period of 2001. The higher EBITDA and the elimination of approximately $62 million of goodwill amortization expense in 2002 as a result of adopting the new accounting rules for goodwill and intangible assets, were more than offset by higher depreciation in the Direct-To-Home segment and PanAmSat, increased net interest expense, the discontinuation of the minority interest adjustment related to DIRECTV Latin America, and a $29 million charge related to a loan guarantee for a Hughes Network Systems' affiliate in India.

      Shaw finished, "Beginning with this quarter's earnings release, we are providing a summary of the most important DIRECTV U.S. financial metrics. This reflects our ongoing efforts to increase the clarity and transparency of our businesses for our shareholders, the media and financial community."

                  SEGMENT FINANCIAL REVIEW: FIRST QUARTER 2002

                            Direct-To-Home Broadcast

      First quarter 2002 revenues for the segment increased 10.3% to $1,643.8 million from $1,489.9 million in the first quarter of 2001. The segment had negative EBITDA of $62.6 million compared with EBITDA of $6.0 million in the first quarter of 2001. Included in the segment's EBITDA is a charge of $56 million to provide for losses related to a contractual dispute with General Electric Capital Corporation (GECC) associated with an agreement consummated in July 1995 whereby GECC would establish and manage a credit program for consumers who purchased DIRECTV(R) programming and related hardware. The following EBITDA discussion excludes this $56 million charge.

      United States: DIRECTV substantially exceeded subscriber growth expectations by adding 849,000 gross subscribers and, after accounting for churn, 342,000 net subscribers in the quarter. Excluding those markets in the National Rural Telecommunications Cooperative (NRTC) territories, DIRECTV's owned and operated net subscriber additions in the quarter were 350,000.

      Beginning with the first quarter of 2002, DIRECTV no longer includes pending subscribers in its cumulative subscriber base. Pending subscribers are customers who have purchased equipment and have had all of the required customer information entered into DIRECTV's billing system, but have not yet activated service. This new policy reflects a more simplified and conservative approach to counting customers and is consistent with the rest of the multi-channel television industry. As a result, DIRECTV reduced its cumulative subscriber base by approximately 360,000 subscribers that had been previously identified as pending subscribers. This change has no impact on DIRECTV's past or future revenues, EBITDA or cash flow.

      DIRECTV reported quarterly revenues of $1,466 million, an increase of 11% from last year's first quarter revenues of $1,324 million. The increase was primarily due to continued strong subscriber growth which more than offset reduced average revenue per subscriber (ARPU) related to lower pay-per-view, event and premium programming purchases.

      EBITDA for the first quarter of 2002 was $85 million compared to EBITDA of $50 million in last year's first quarter. This increase was due to the additional gross profit gained from DIRECTV's increased revenue, partially offset by higher subscriber marketing costs due to the record gross subscriber additions in the quarter.

      Please refer to the "DIRECTV U.S. Financial Highlights" attachment for additional information on DIRECTV's subscribers and other important financial metrics.

      DIRECTV DSL: The DIRECTV DSLTM service was created following HUGHES' April 2001 acquisition of Telocity. As a result, no comparative financial data for DIRECTV DSL is included for the first quarter of 2001.

      In the first quarter of 2002, the DIRECTV DSL service added approximately 22,000 net customers. As of March 31, 2002, DIRECTV DSL had about 113,000 residential broadband customers in the United States compared to about 64,000 customers as of March 31, 2001, representing an increase of approximately 77%.

      The DIRECTV DSL service had first quarter 2002 revenues of $14 million and negative EBITDA of $30 million.

      Latin America: The DIRECTV service in Latin America added 32,000 net subscribers in the first quarter of 2002. The total number of DIRECTV subscribers in Latin America as of March 31, 2002, was approximately 1,642,000 compared to about 1,406,000 as of March 31, 2001, representing an increase of approximately 17%.

      Revenue for DIRECTV Latin America was unchanged at $165 million for the quarter compared with the first quarter of 2001 because the increased revenue generated from the larger subscriber base and the consolidation of the Argentinean local operating company was offset by the devaluation of the Argentinean and Brazilian currencies.

      DIRECTV Latin America had negative EBITDA of $61 million in the quarter compared to negative EBITDA of $44 million in the same period of 2001. The decline in EBITDA was primarily due to a $32 million loss related to the devaluation of the Argentinean peso.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, generated first quarter 2002 revenues of $207.1 million compared with $205.2 million in the same period of the prior year. The increase was primarily due to a termination fee of approximately $6 million associated with one of the company's video customers, partially offset by reduced operating lease revenues.

      EBITDA for the quarter was $151.1 million and EBITDA margin was 73.0%, compared with first quarter 2001 EBITDA of $140.0 million and EBITDA margin of 68.2%. The increase in EBITDA and EBITDA margin was principally due to the company's continued focus on operational efficiencies and several non-recurring items that were recorded during the first quarter of 2002. These items included gains of $40 million related to the settlement of the PAS-7 insurance claim and $6 million for a termination fee. These gains were partially offset by losses of $19 million on the conversion of several sales-type leases to operating leases by one of the company's customers, an $11 million facilities restructuring charge, and $10 million for additional bad debt expense and sales-type lease reserves.

      As of March 31, 2002, PanAmSat had contracts for satellite services representing future payments (backlog) of over $5.7 billion compared to approximately $5.8 billion at the end of the fourth quarter of 2001.

                                 Network Systems

      Hughes Network Systems (HNS) generated first quarter 2002 revenues of $242.8 million versus $248.2 million in the first quarter of 2001. The decline was due to lower sales in the Carrier businesses primarily related to the substantial completion in late 2001 of the XM Satellite Radio and Thuraya Satellite Telecommunications Company contracts, mostly offset by increased sales of DIRECWAY(R) and DIRECTV(R) systems. HNS shipped 430,000 DIRECTV receiver systems in the first quarter of 2002 compared to 252,000 units in the same period last year. Additionally, HNS added approximately 10,000 net DIRECWAY residential and small/home office broadband customers in the quarter. As of March 31, 2002, DIRECWAY had approximately 111,000 subscribers in North America compared to 62,000 one year ago, an increase of approximately 79%.

      Excluding a $6 million charge in the first quarter of 2002 related to headcount reductions, HNS reported negative EBITDA of $27.5 million compared to negative EBITDA of $38.3 million in the first quarter of 2001. The improvement in EBITDA is primarily attributable to higher operating margins on the increased DIRECTV receiver shipments.

                                  BALANCE SHEET

      From December 31, 2001 to March 31, 2002, the company's consolidated cash balance increased $413.7 million to $1,113.8 million and total debt increased $740.1 million to $3,387.4 million. The major uses of cash were for satellite and capital expenditures as well as the final purchase price adjustment payment to the Raytheon Company of $134 million. Additionally, PanAmSat received approximately $174 million from an insurance claim on the PAS-7 satellite.

       In the quarter, HUGHES completed several financing transactions. PanAmSat completed debt financing of $2.05 billion, and repaid $1.725 billion owed to HUGHES. HUGHES used the proceeds from PanAmSat to repay all amounts outstanding under the HUGHES and DIRECTV Latin American credit facilities. Additionally, the HUGHES facility was amended and increased to $2.0 billion, consisting of a $1.235 billion revolver, which is undrawn, and borrowings of $765 million under a term loan. As a result of these transactions, HUGHES believes it has more than sufficient available funding for its 2002 operating plan.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' first quarter 2002 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5572. The webcast will be archived on the Investor Relations portion of the HUGHES website and a replay will be available (dial in number: 888-203-1112, code: 566209) beginning at 2:00 p.m. ET on Wednesday, April 17.

                            HUGHES FINANCIAL GUIDANCE

---------------------------------------------------------------------------
                          Second Quarter  Prior Full Year   Revised Full
                               2002             2002          Year 2002
---------------------------------------------------------------------------
HUGHES
---------------------------------------------------------------------------
   Revenues                $2.1 - $2.2B     $9.0 - 9.2B       No Change
---------------------------------------------------------------------------
   EBITDA                   $80 - 110M      $750 - 850M       No Change
---------------------------------------------------------------------------
   Cash Requirements            N/A         $1.5 - 1.7B       No Change
---------------------------------------------------------------------------
DIRECTV U.S.
---------------------------------------------------------------------------
   Revenues                   ~$1.5B        $6.0 - 6.2B        ~$6.2B
---------------------------------------------------------------------------
   EBITDA                   $110 - 120M     $525 - 575M        ~$525M#
---------------------------------------------------------------------------
   Net Subscriber Adds     225 - 250K##      1.0 - 1.2M        ~1.2M##
---------------------------------------------------------------------------
DIRECTV DSL
---------------------------------------------------------------------------
   Revenues                     N/A            ~$75M          No Change
---------------------------------------------------------------------------
   EBITDA                  $(25) - (30)M      ~$(100)M        No Change
---------------------------------------------------------------------------
   Net Subscriber Adds          N/A            ~100K          No Change
---------------------------------------------------------------------------
DIRECTV Latin America
---------------------------------------------------------------------------
   Revenues                $225 - 250M**    $925 - 975M*    $800 - 850M**
---------------------------------------------------------------------------
   EBITDA                    ~$(95)M**      Break-even*      ~$(100)M**
---------------------------------------------------------------------------
   Net Subscriber Adds        ~30K**           ~250K*       150 - 200K**
---------------------------------------------------------------------------
Hughes Network Systems
---------------------------------------------------------------------------
   Revenues                 $250 -270M      $1.3 - 1.4B       No Change
---------------------------------------------------------------------------
   EBITDA                  $(25) - (35)M   $(50) - (75)M      No Change
---------------------------------------------------------------------------
   DIRECWAY Net Sub Adds        N/A          100 - 200K       No Change
---------------------------------------------------------------------------
PanAmSat
---------------------------------------------------------------------------
   Revenues                 $198 - 208M     $790 - 825M       No Change
---------------------------------------------------------------------------
   New Outright Sales          None             None          No Change
      and Sales-
      Type Leases
---------------------------------------------------------------------------
   EBITDA Margin               ~72%        70% or higher      No Change

---------------------------------------------------------------------------
   EBITDA                   $141 - 150M         N/A          $570 - 590M
---------------------------------------------------------------------------
#   Excludes $56 million EBITDA charge for loss related to GECC lawsuit
##  Excludes subscribers in NRTC territories
* Excludes an estimate for the impact of the devaluation of the Argentinean peso.
** Includes an estimate for the impact of the devaluation of the Argentinean peso.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.

1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                       ###

 CONSOLIDATED BALANCE SHEETS
 (Dollars in Millions)                           March 31,
                                                   2002          December 31,
   ASSETS                                        (Unaudited)         2001
------------------------------------------------------------------------------
      Current Assets
      Cash and cash equivalents                   $1,113.8            $700.1
      Accounts and notes receivable                1,217.4           1,090.5
      Contracts in process                           103.6             153.1
      Inventories                                    351.3             360.1
      Deferred income taxes                          110.9             118.9
      Prepaid expenses and other                   1,093.2             918.4
------------------------------------------------------------------------------

      Total Current Assets                         3,990.2           3,341.1
      Satellites, net                              4,737.2           4,806.6
      Property, net                                2,200.7           2,197.8
      Net Investment in Sales-type Leases            183.6             227.0
      Intangible Assets, net                       7,181.0           7,156.8
      Investments and Other Assets                 1,447.4           1,480.8
------------------------------------------------------------------------------

      Total Assets                               $19,740.1         $19,210.1

==============================================================================

      LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------------------------------------------------
      Current Liabilities
      Accounts payable                            $1,250.4          $1,227.5
      Deferred revenues                              202.2             178.5
      Short-term borrowings and current portion      981.0           1,658.5
      of long-term debt
      Accrued liabilities and other                1,368.6           1,342.0
------------------------------------------------------------------------------

      Total Current Liabilities                    3,802.2           4,406.5
      Long-Term Debt                               2,406.4             988.8
      Other Liabilities and Deferred Credits       1,354.5           1,465.1
      Deferred Income Taxes                          764.1             746.5
      Commitments and Contingencies
      Minority Interests                             538.8             531.3
      Stockholder's Equity                        10,874.1          11,071.9
-------------------------------------------------------------------------------

      Total Liabilities and Stockholder's Equity $19,740.1         $19,210.1

==============================================================================

  Holders of GM Class H common stock have no direct rights in the equity or assets of HUGHES, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of HUGHES).

CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)                                           Three Months Ended
                                                           March 31,
                                                      --------------------
                                                        2002       2001
--------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and other services         $1,858.0  $1,698.2
Product sales                                           180.2     194.8
--------------------------------------------------------------------------
Total Revenues                                        2,038.2   1,893.0
--------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                   903.2     738.7
Cost of products sold                                   173.0     154.5
Selling, general and administrative expenses            827.8     886.6
Depreciation and amortization                           262.0     265.7
--------------------------------------------------------------------------
Total Operating Costs and Expenses                    2,166.0   2,045.5
--------------------------------------------------------------------------

Operating Loss                                         (127.8)   (152.5)

Interest income                                           4.3      23.8
Interest expense                                        (76.4)    (50.6)
Other, net                                              (41.6)      7.2
--------------------------------------------------------------------------
Loss Before Income Taxes, Minority Interests and
      Cumulative Effect of Accounting Change           (241.5)   (172.1)

Income tax benefit                                       91.8      49.9
Minority interests in net (earnings) losses of
   subsidiaries                                          (6.7)     24.3
--------------------------------------------------------------------------

Loss before cumulative effect of accounting change     (156.4)    (97.9)
Cumulative effect of accounting change, net of taxes        -      (7.4)
--------------------------------------------------------------------------

Net Loss                                               (156.4)   (105.3)

Adjustment to exclude the effect of GM purchase
   accounting                                               -       0.8
--------------------------------------------------------------------------

Loss Excluding the Effect of GM Purchase Accounting
   Adjustment                                          (156.4)   (104.5)

Preferred stock dividends                               (24.1)    (24.1)
--------------------------------------------------------------------------

Loss Used for Computation of Available Separate
   Consolidated Net Income (Loss)                     $(180.5)  $(128.6)
==========================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding (in millions)
      (Numerator)                                       877.6     875.4
Average Class H dividend base (in millions)
      (Denominator)                                   1,301.2   1,299.1
Available Separate Consolidated Net Income (Loss)     $(121.7)   $(86.7)
==========================================================================

SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                                                Three Months
                                                          Ended March 31,
                                                      --------------------------
                                                         2002            2001
--------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                                        $ 1,643.8      $  1,489.9
EBITDA (1)                                            $   (62.6)     $      6.0
EBITDA Margin (1)                                           N/A            0.4%
Operating Loss                                        $  (215.5)     $   (145.5)
Depreciation and Amortization                         $   152.9      $    151.5
Capital Expenditures                                  $   139.5      $    127.6

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                                        $   207.1      $    205.2
EBITDA (1)                                            $   151.1      $    140.0
EBITDA Margin (1)                                         73.0%           68.2%
Operating Profit                                      $    57.1      $     41.1
Operating Profit Margin                                   27.6%           20.0%
Depreciation and Amortization                         $    94.0      $     98.9
Capital Expenditures                                  $    74.0      $     67.2

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                                        $   242.8      $    248.2
EBITDA (1)                                            $   (33.1)     $    (38.3)
Operating Loss                                        $   (51.1)     $    (52.6)
Depreciation and Amortization                         $    18.0      $     14.3
Capital Expenditures                                  $   128.3      $    178.2

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                                        $   (55.5)     $    (50.3)
EBITDA (1)                                            $    78.8      $      5.5
Operating Profit                                      $    81.7      $      4.5
Depreciation and Amortization                         $    (2.9)     $      1.0
Capital Expenditures                                  $    19.0      $    (21.8)

--------------------------------------------------------------------------------
TOTAL
Total Revenues                                        $ 2,038.2      $  1,893.0
EBITDA (1)                                            $   134.2      $    113.2
EBITDA Margin (1)                                          6.6%            6.0%
Operating Loss                                        $  (127.8)     $   (152.5)
Depreciation and Amortization                         $   262.0      $    265.7
Capital Expenditures                                  $   360.8      $    351.2

================================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

-------------------------------------------------------------------------------
                                                 Quarters Ended
                                 ----------------------------------------------
                                 3/31/01   6/30/01  9/30/01  12/31/01   3/31/02
-------------------------------------------------------------------------------
Average Revenue per User (ARPU)
   $ (1)                          $58.50   $58.00    $57.30   $61.35    $56.70
-------------------------------------------------------------------------------
Subscriber Acquisition Cost
   (SAC) $ (2)                      $535     $575      $555     $560      $520
-------------------------------------------------------------------------------
Churn %  (3)                        1.8%     2.0%      1.9%     1.7%      1.6%
-------------------------------------------------------------------------------
Pre-Marketing Cash Flow (PMCF) %     39%      41%       40%      38%       39%
-------------------------------------------------------------------------------


DIRECTV - Owned & Operated
-------------------------------------------------------------------------------
    Residential                     7.19     7.35      7.55     7.88      8.27
-------------------------------------------------------------------------------
    Commercial                      0.29     0.30      0.31     0.33      0.34
-------------------------------------------------------------------------------
    Suspended                       0.19     0.15      0.19     0.23      0.18
-------------------------------------------------------------------------------
    Pending (4)                     0.37     0.38      0.38     0.36         -
-------------------------------------------------------------------------------
       Total DIRECTV - Owned
         & Operated                 8.05     8.18      8.43     8.80      8.79
-------------------------------------------------------------------------------
NRTC, Total  (5)                    1.80     1.84      1.87     1.90      1.77
-------------------------------------------------------------------------------
       Grand Total                  9.85    10.02     10.30    10.70     10.56
---------------------------------==============================================

(1) Total revenue divided by average period-end total DIRECTV - owned & operated customers; updated to exclude pending customers
(2) Sales and marketing acquisition costs divided by DIRECTV - owned & operated customer gross adds in the period; excludes advanced and leased set-top boxes
(3) Net customer disconnects divided by average period-end DIRECTV - owned and operated customers; updated to exclude pending customers
(4) Reflects policy change effective 1/1/02
(5) Reflects Pegasus Communications Corp. policy change effective Q1 2002 as noted in the Pegasus Form 10-K
-------------------------------------------------------------------------------

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    April 16, 2002
        --------------
                                            By
                                            s/Peter R. Bible
                                            ----------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)